Exhibit 11.1

LI AUTO INC.

AMENDED AND RESTATED CODE OF BUSINESS CONDUCT AND ETHICS

I.	OVERVIEW AND PURPOSE

This Amended and Restated Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Li Auto Inc., a Cayman Islands company, and its subsidiaries and affiliates (collectively, the “Company”) consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. As the business of the Company develops continuously, the Company’s culture and operations are developing and optimizing. Highest standards of ethics and compliance are driving forces of the Company’s success. Thus, the Company adopted an amended and restated version of this Code to reflect the Company’s core values, guide day-to-day business decisions, and ensure honesty. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, the Company adheres to these higher standards. The Company does not allow sacrificing the values it sticks to in exchange for short-term interests, and believes long- term success requires strict compliance to ethics and compliance.

This Code is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

●	compliance with applicable laws, rules and regulations;

●	prompt internal reporting of violations of the Code; and

●	accountability for adherence to the Code.

The Board of Directors of the Company (the “Board”) has appointed the Company’s Chief Financial Officer as the Compliance Officer for the Company (the “Compliance Officer”). If you have any questions regarding the Code or would like to report any violation of the Code, please email the Compliance Officer at compliance@lixiang.com.

Please read, understand, and practice this Code which helps every member to behave properly and consistently. This Code sets forth certain potential challenges in the Company’s business environment, but it is not exhaustive.

II.	APPLICABILITY

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This Code applies to all employees, interns, directors, supervisors and officers of the Company (including its subsidiaries, branches, and consolidated affiliated entities), whether they work for the Company on a full-time, part-time, consultative or temporary basis, as well as individuals appointed by the Company or representing the Company to provide services, such as consultants, third-party dispatched workers, and outsourced workers (each, an “employee” and collectively, the “employees”). For avoidance of doubt, this Code is not contemplated to concern any labor relationship with any employee. Certain provisions of the Code apply specifically to our chief executive officer, chief financial officer, other executive officers, senior finance officer, controller, senior vice presidents, vice presidents and any other persons who perform similar functions for the Company (each, a “senior officer,” and collectively, the “senior officers”).

The Company urges all of its directors, officers, and employees to comply with this Code in the ordinary course of business and encourages its business partners (including suppliers, clients, agents, and consultants) to comply with this Code for a fair, trustworthy, and open corroborative environment.

III.	HONESTY AND INTEGRITY

A.	Conflicts of Interest

Identifying Conflicts of Interest

A conflict of interest occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole. An employee should actively avoid any private interest that may impact such employee’s ability to act in the interests of the Company or that may make it difficult to perform the employee’s work objectively and effectively. In general, the following are considered conflicts of interest:

●	Competing Business. No employee may be employed by a business that competes with the Company or deprives it of any business.

●	Corporate Opportunity. No employee may use corporate property, information or his/her position with the Company to secure a business opportunity that would otherwise be available to the Company. If an employee discovers a business opportunity that is in the Company’s line of business through the use of the Company’s property, information or position, the employee must first present the business opportunity to the Company before pursuing the opportunity in his/her individual capacity.

●	Financial Interests. The following scenarios are non-exhaustive examples:

(i)

No employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business or entity if such interest adversely affects the employee’s performance of duties or responsibilities to the Company, or requires the employee to devote time to it during such employee’s working hours at the Company;

(ii)	No employee may hold any ownership interest in a privately held company that is in competition with the Company;

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(iii)

An employee may only hold up to 5% ownership interest in a publicly traded company that is in competition with the Company; provided that if the employee’s ownership interest in such publicly traded company increases to more than 5%, the employee must immediately report such ownership to the Compliance Officer;

(iv)

No employee may hold any ownership interest in a company that has a business relationship with the Company if such employee’s duties at the Company include managing or supervising the Company’s business relations with that company; and

(v)	Notwithstanding the other provisions of this Code,

(a)a director or any family member of such director (collectively, “Director Affiliates”) or a senior officer or any family member of such senior officer (collectively, “Officer Affiliates”) may continue to hold his/her investment or other financial interest in a business or entity (an “Interested Business”) that:

(1)was made or obtained either (x) before the Company invested in or otherwise became interested in such business or entity; or (y) before the director or senior officer joined the Company (for the avoidance of doubt, regardless of whether the Company had or had not already invested in or otherwise become interested in such business or entity at the time the director or senior officer joined the Company); or

(2)may in the future be made or obtained by the director or senior officer, provided that at the time such investment or other financial interest is made or obtained, the Company has not yet invested in or otherwise become interested in such business or entity;

provided that such director or senior officer shall disclose such investment or other financial interest to the Board;

(b)an interested director or senior officer shall refrain from participating in any discussion among senior officers of the Company relating to an Interested Business and shall not be involved in any proposed transaction between the Company and an Interested Business; and

(c)before any Director Affiliate or Officer Affiliate (i) invests, or otherwise acquires any equity or other financial interest, in a business or entity that is in competition with the Company; or (ii) enters into any transaction with the Company, the related director or senior officer shall obtain prior approval from the Audit Committee of the Board.

●	Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This

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guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

●	Service on Boards and Committees. No employee shall serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests could reasonably be expected to conflict with those of the Company. Employees must obtain prior approval from the Board before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether an employee’s service in such position is still appropriate.

●	Family Members and Work. The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of the Company.

Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer. For purposes of this Code, “family members” or “members of employee’s family” include an employee’s spouse, parents, children and siblings, whether by blood, marriage or adoption or anyone residing in such employee’s home.

The above is in no way a complete list of situations where conflicts of interest may arise. The following questions might serve as a useful guide in assessing a potential conflict of interest situation not specifically addressed above:

●	Is the action to be taken legal?

●	Is it honest and fair?

●	Is it in the best interests of the Company?

The Company requires that employees fully disclose any situations that could reasonably be expected to give rise to a conflict of interest. If an employee suspects that he/she has a conflict of interest, or a situation that others could reasonably perceive as a conflict of interest, the employee must report it immediately to the legal and compliance department. Conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law and applicable rules of the applicable stock exchange.

B.	Gifts and Entertainment

Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, an employee’s ability to make objective and fair business decisions. One-time, luxurious, or large-amount provision of gifts or entertainment or continuing provision of large amounts of gifts or entertainment may be considered as bribe by third parties.

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It is the responsibility of employees to use good judgment in this area. As a general rule, employees may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment is in compliance with applicable laws, regulations, and policies, insignificant in amount and given for appropriate business purposes.

In the ordinary course of business, employees should comply with the following guidelines:

●	Gifts and entertainment should be provided for clear and reasonable business purposes;

●	The value and form of gifts and entertainment should comply with normal business practices;

●	Gifts and entertainment should be provided openly with appropriate frequency in normal business practices;

●	Gifts and entertainment should comply with applicable laws and regulations, culture, and customs;

●	The provision of gifts and entertainment should comply with the rules and requirements of the intended recipients or their employers;

●	Gifts and entertainment should not be provided during business periods that may be considered sensitive (such as periods for biddings, applications for licenses, or contract renewals); and

●	All gifts and entertainment expenses made on behalf of the Company must be promptly applied for reimbursement and properly accounted for on expense reports.

Bribes and kickbacks are criminal acts, strictly prohibited by law. An employee must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

FCPA Compliance

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. A violation of FCPA does not only violate the Company’s policy but also constitute a civil or criminal offense under FCPA which the Company is subject to after the Effective Time. No employee shall give or authorize directly or indirectly any illegal payments to government officials of any country. While the FCPA does, in certain limited circumstances, allow nominal “facilitating payments” to be made, any such payment must be discussed with and approved by an employee’s supervisor in advance before it can be made.

C.	Protection and Use of Company Assets

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Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

●	exercise reasonable care to prevent theft, damage or misuse of the Company’s assets;

●	promptly report any actual or suspected theft, damage or misuse of the Company’s assets;

●	safeguard all electronic programs, data, communications and written materials from unauthorized access; and

●	use the Company’s assets only for legitimate business purposes.

Except as approved in advance by the Chief Executive Officer or Chief Financial Officer of the Company, the Company prohibits political contributions (directly or through trade associations) by any employee on behalf of the Company. Prohibited political contributions include:

●	any contributions of the Company’s funds or other assets for political purposes;

●	encouraging individual employees to make any such contribution; and

●	reimbursing an employee for any political contribution.

D.	Information Security and Privacy Protection

The Company respects and strictly complies with relevant laws and regulations on information security and privacy protection in applicable countries or regions, including but not limited to China, the United States, the European Union, the United Nations, and attaches great importance to data compliance and management. The Company and employees should comply with the following principles when dealing with personal data:

●	complying applicable data protection and privacy laws and regulations when collecting, using, storing, or transferring personal data and information;

●	collecting, using, storing, or transferring personal data and information based on specific, clear, and legal purposes, and not processing such data and information inconsistent with the original purposes; and

●	using appropriate technology or management measures to ensure appropriate safety of personal data, including preventing the personal data from being destroyed, lost, tampered, accessed without authorization, or disclosed either by accident or maliciously.

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The Company encourages employees to improve the awareness of privacy protection and make it integral to the Company’s organizational culture. Every employee has obligations to properly understand the requirements of privacy protection and implement the Company’s policies and process of privacy protection.

E.	Intellectual Property and Confidentiality

Intellectual property and relevant confidential information are the Company’s core assets, the leaks of which would have a material adverse effect on the Company. Employees are expected to abide by the Company’s rules and policies in protecting the intellectual property and confidential information, including the following:

●	All inventions, creative works, computer software, and technical or trade secrets developed by an employee in the course of performing the employee’s duties or primarily through the use of the Company’s assets or resources while working at the Company shall be the property of the Company.

●	Employees should maintain the confidentiality of information entrusted to them by the Company or entities with which the Company has business relations, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its business associates, if disclosed.

●	The Company maintains a strict confidentiality policy. During an employee’s term of employment with the Company, the employee shall comply with any and all written or unwritten rules and policies concerning confidentiality and shall fulfill the duties and responsibilities concerning confidentiality applicable to the employee.

●	In addition to fulfilling the responsibilities associated with his/her position in the Company, an employee shall not, without obtaining prior approval from the Company, disclose, announce or publish trade secrets or other confidential business information of the Company, nor shall an employee use such confidential information outside the course of his/her duties to the Company.

●	Even outside the work environment, an employee must maintain vigilance and refrain from disclosing important information regarding the Company or its business, business associates or employees.

●	An employee’s duty of confidentiality with respect to the confidential information of the Company survives the termination of such employee’s employment with the Company for any reason until such time as the Company discloses such information publicly or the information otherwise becomes available in the public sphere through no fault of the employee.

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●	Upon termination of employment, or at such time as the Company requests, an employee must return to the Company all of its property without exception, including all forms of medium containing confidential information, and may not retain duplicate materials.

IV.	HEALTH AND SAFETY

A.	Safe Work Environment

The Company strives to provide employees with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for other employees by following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence or threats of violence are not permitted.

B.	Discrimination and Harassment

The Company is firmly committed to providing employees a fair, respectful, safe, and include work environment. The Company provides equal opportunity in all aspects of employment and applies policies and procedures equally to ensure employees are treated with respect and equally at all times. For the same purpose, the Company recruits, interviews, and employs applicants on an equal basis and will not tolerate any illegal discrimination, harassment or other inappropriate behavior based on race, color, religion, nationality, ethnicity, gender or gender identity, age, marital status, mental or physical disability, sexual orientation, or any other protected class by law.

C.	Alcohol and Drugs Control

The Company is devoted to providing and maintaining a safe and efficient work environment for employees. Each employee is expected to perform his/her duty to the Company in a safe manner, not under the influence of alcohol, illegal drugs or other controlled substances. The use of illegal drugs or other controlled substances in the workplace is prohibited. Transactions, unauthorized use, or possession, of alcohol, illegal drugs or other controlled substances are strictly forbidden in the Company’s workplace or when conducting the Company’s business. This policy applies to employees and the personnel of the Company’s business partners.

V.	COMPLIANCE IN OPERATIONS

A.	Anti-Bribery and Anti-Corruption

The Company strictly prohibits any form of bribery or corruption, and employees are required to comply with all anti-corruption laws and regulations (including but not limited to the PRC Criminal Law, PRC Anti-Unfair Competition Law, the United States Foreign Corrupt Practices Act, and the Bribery Act 2010 of the United Kingdom). In all circumstances, the Company prohibits the provision, consent to provide, acceptance, or consent to accept bribery, which also applies to its business partners such as suppliers, agents, contractors, and consultants. Specifically, the Company does not bribe or undertake to bribe anyone (including business

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partners, government officials, or other third parties) to acquire or maintain business or influence any business decision. The Company does not accept or solicit bribery for influencing the Company’s decision. The bribery includes those in tangible forms: gifts, entertainment, or travel expenses, as well as those in intangible forms: employment opportunities, internships, or other special awards.

Employees should comply with the Company’s anti-corruption and anti-bribery policies. This Code sets forth some basic principles, and please refer to the Company’s Anti-Bribery and Anti-Corruption Compliance Policy for further details.

B.	Anti-Money Laundering

The Company respects and strictly complies with relevant laws and regulations on anti- money laundering (“AML”) in applicable countries or regions, including but not limited to China, the United States, the European Union, and the United Nations. The Company does not participate and prohibits employees from participating any money laundering conduct. In dealing with business partners and clients, employees should strengthen their AML awareness, be vigilant on money laundering crimes, and make sure not to cover the source of illegal funds under the Company’s business. Employees should particularly be warned by the following signals for risks:

●	payments or transfers of funds in currencies not prescribed by original contracts or arrangements;

●	payments or transfer of funds to countries irrelevant to original contracts or arrangements;

●	payments or transfer of funds to third parties not prescribed by original contracts or arrangements;

●	demands for cash payment; and

●	other payments or transfer of funds inconsistent with ordinary business practices.

In case of any concern or doubt in dealing with business partners or clients, please consult the legal and compliance department for assistance.

C.	Trade Compliance

The Company respects and strictly complies with relevant laws and regulations on export control in applicable countries or regions, including but not limited to China, the United States, the European Union, and the United Nations. The Company faithfully fulfills obligations and responsibilities in export control. The Company’s products, software, technology, or services shall not be exported, re-exported, transferred, or paid in violation of any relevant export control laws and regulations under any circumstance.

The Company expects all employees to comply with the following requirements on export control, including but not limited to:

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●	controlled items (including goods, technology, and software) shall not be exported, re-exported, or transferred without export license;

●	items acquired through export license shall not be transferred to a third country or a third party without an evaluation on compliance;

●	all technology cooperations shall specify that the resulting products shall be used for civil use only;

●	the use of items acquired through export license shall comply to the specified condition in the license; and

●	controlled items shall not be provided to any sanctioned country or list in any way.

D.	Insider Trading

The term “insider trading” refers to the trading of securities by a person or an entity on the basis of material non-public information. Such securities include but are not limited to stocks, stock options, or other derivatives. Material non-public information (both positive and negative) refers to those information that may influence an investor’s decision to purchase or sell securities while the investing public cannot acquire. Insider trading is unethical and illegal, and employees are strictly forbidden to engage in any insider trading, which may result applicable administrative or criminal penalties.

In daily conversations, please refrain from expressly or implicitly convey any internal information to others, as the misuse of internal information may result in serious consequences and be in violation of law even illegal interest is not intended for oneself or another person. If you have any question on whether a business conduct constitutes insider trading, please contact the legal and compliance department.

E.	Accuracy of Financial Reports and Other Public Communications

The Company is required to report its financial results and other material information about its business to the public and the SEC. It is the Company’s policy to promptly disclose accurate and complete information regarding its business, financial condition and results of operations. Employees must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

Employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

●	financial results that are or seem inconsistent with the performance of the underlying business;

●	transactions that do not have or seem to have an obvious business purpose; and

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●	requests to circumvent ordinary review and approval procedures.

The Company’s senior financial officers and other employees working in the finance department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable.

Employees are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include but are not limited to:

●	issuing or reissuing a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of U.S. GAAP, generally accepted auditing standards or other professional or regulatory standards);

●	not performing audit, review or other procedures required by generally accepted auditing standards or other professional standards;

●	not withdrawing an issued report when withdrawal is warranted under the circumstances; or

●	not communicating matters required to be communicated to the Company’s Audit Committee.

Accurate and reliable records are crucial to the Company’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. The Company’s records are a source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of business.

All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. An employee is responsible for understanding and complying with the Company’s recordkeeping policy. The Company expects the relevant employees to keep Company records in accordance with the applicable legal requirements and internal policies, forbids any unauthorized amendments on information after the records are archived, and forbids destroying Company records in violation of the relevant requirements.

F.	Corporate Social Responsibilities and Sustainable Development

The Company has integrated corporate social responsibilities and sustainable development into its corporate strategic planning. The Company is dedicated to leading the future models of mobility while achieving sustainable development to honor its social responsibility through unremitting improvements in brand reputation and technological

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accumulation. The Company identifies risks and opportunities in business operations while pursuing its vision and mission in terms of “compliant operation and responsible governance,” “innovative pioneer and outstanding product,” “inclusive care and shared growth,” “law-carbon operation and green ambition,” and “community contribution for a better society” to collaborate the United Nation’s sustainable development goals and make contributions to the sustainable development of the society as a whole. The Company undertakes to honor the following goals:

Employees Growth

The Company values the fundamental interests of employees and provides certain guarantees for the health and safety of employees. The Company also provides appropriate trainings for employees’ career development to make sure the employees’ professional capabilities match the requirements for sustainable development.

Environmental Protection

The Company is devoted to comply with all applicable laws and regulations on environmental protection and undertakes all possible means to reduce pollution and emission in its research and development and ordinary business operations.

Meanwhile, the Company encourages employees to strengthen their individual awareness for environmental protection and urges employees to take actions to save energy and recycle resources for reducing pollution and emission.

Brand and Reputation

The Company values brand awareness in long-term development and prohibits any behavior that harms the brand or the reputation of the Company by any person.

In addition, the Company promotes fair dealing and fair competition, and will protect the information of business partners and suppliers. The Company respects intellectual property and will make sure that the technology and information used or licensed by the Company will not be leaked.

Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Management Systems

The Company has established a comprehensive risk assessment and internal management system and established relevant management systems on corporate governance, business compliance, environment, health and safety, labor practice, and ethical standards. The Company has specified the functions and responsibilities of different positions in the Company and conducts regular supervisions.

Technological Sustainability

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The core issue for an enterprise’s sustainable development is the creation of values, which requires institutional assurance and technological innovations. The Company values technological innovations and continues to work toward it by retaining talents and optimizing incentivization systems.

VI.	CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. The Company expects all employees to adhere to these standards. Each employee is separately responsible for his/her actions. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management positions.

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.

If an employee knows of or suspects a violation of this Code, it is such employee’s responsibility to immediately report the violation to the Compliance Officer, who will work with the employee to investigate his/her concern. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer and the Company will protect the employee’s confidentiality to the extent possible, consistent with the law and the Company’s need to investigate the employee’s concern.

The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation will be subject to disciplinary action, including termination of employment.

If an employee engages in conduct prohibited by the law or this Code, such employee will be deemed to have acted outside the scope of his/her employment. Such conduct will subject the employee to disciplinary action, including termination of employment.

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be made only by the Board, or the appropriate committee of the Board, and may be promptly disclosed to the public if so required by applicable laws and regulations and rules of the applicable stock exchange.

If an employee has any question about this Code or hopes to report any conduct in violation of the Code, please contact the Compliance Officer or the legal and compliance department or send an email to compliance@lixiang.com.

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